Exhibit 99.1

Pulmatrix Raises $10 Million Private Placement;

To Begin Trading on NASDAQ under “PULM”

Pulmatrix, Inc. now has $27 million in cash and cash equivalents

LEXINGTON, MA - June 16, 2015 - Pulmatrix, Inc., (NASDAQ: PULM), previously known as Ruthigen, Inc., today announced the completion of its previously announced merger, effective June 15, 2015, and the closing of a private placement generating aggregate gross proceeds of $10.0 million. Participants in the private placement included pre-merger investors in Pulmatrix such as funds affiliated with 5AM Ventures, ARCH Venture Partners and Polaris Partners, as well as funds affiliated with Altitude Life Science Ventures. Trading in Pulmatrix’s common stock will commence today on NASDAQ on a post-reverse-stock-split basis (CUSIP No. 74584P103).

“This new funding enables further development our proprietary pipeline of inhaled therapeutics for rare diseases, led by our anti-fungal candidate for cystic fibrosis and our branded generic for chronic obstructive pulmonary disease,” said Robert W. Clarke, Ph.D., Chief Executive Officer of Pulmatrix. “Following the financing and merger, we have $27 million in cash, which we expect will fund our business into 2017, beyond multiple data readouts from ongoing and planned clinical studies, as well as other corporate milestones.”

For the remainder of 2015 and throughout 2016, Pulmatrix plans to focus on achieving the following milestones:

•	2H 2015: Initiate European pharmacokinetic bioequivalence clinical study to advance development of PUR0200, Pulmatrix’s bronchodilator therapy candidate;

•	1H 2016: Report pharmacokinetic profile of PUR0200 versus the reference product from the bioequivalence clinical study;

•	2H 2016: Initiate a Phase 1 trial and generate initial data for PUR1900, which would become the first inhaled product candidate in development for treatment of fungal infections in cystic fibrosis patients;

•	1H 2016: Identify active pharmaceutical ingredient for PUR1500, Pulmatrix’s drug candidate for idiopathic pulmonary fibrosis;

•	Further strengthen patent protection for Pulmatrix’s iSPERSE (Inhaled Small Particles Easily Respirable and Emitted) platform and related therapeutic applications; and

•	Expand Pulmatrix’s senior management team.

Immediately prior to the effective time of the merger, private company Pulmatrix closed a $10.0 million private placement pursuant to which 1,454,454 shares of post-merger common stock were issued. In addition, in connection with this private placement and in recognition of the fact that a majority of these investors (i) surrendered warrants in private company Pulmatrix and (ii) and converted approximately $30 million principal amount of non-convertible debt into equity for no consideration, investors in this private placement also received warrants to purchase 3,190,000 shares of post-merger common stock at an exercise price of $7.56 per share, which only become exercisable upon Pulmatrix’s achievement of certain performance milestones.

Immediately prior to the effective time of the merger, Ruthigen closed a private placement, led by Dr. Phillip Frost Chairman & CEO of OPKO Health, Inc. (NYSE: OPK), of approximately 379,400 shares of its common stock at a price of $6.88 per share for aggregate gross proceeds of approximately $2.6 million. Also immediately following the effective time of the merger, an aggregate of $4.5 million outstanding principal amount of bridge loans made to private company Pulmatrix, plus any accrued and unpaid interest, converted into approximately 655,000 post-merger shares of common stock at a conversion price of $6.88 per share.

In addition, the combined company expects to receive approximately $7.0 million in the form a secured credit facility from Hercules Technology Growth Capital, Inc. Pulmatrix is expected to issue a warrant to purchase 25,150 shares of its common stock at an exercise price of $8.35 per share.

The merger was structured as a stock-for-stock transaction, whereby all outstanding shares of Pulmatrix’s common stock were converted into the right to receive 0.148 shares of common stock in the predecessor company Ruthigen, Inc. The share numbers and prices in the preceding two paragraphs give effect to a 1-for-2.5 reverse stock split of the post-merger common stock that occurred immediately following the merger.

Immediately after the issuance of shares to private company Pulmatrix’s stockholders in connection with the merger and transactions described above, private company Pulmatrix stockholders owned approximately 81.7% of the combined company’s outstanding common stock and pre-merger Ruthigen stockholders owned approximately 18.3% of the combined company’s outstanding shares of common stock, excluding the shares of common stock held in escrow to secure indemnification obligations.

Palladium Capital Advisors, LLC acted as financial advisor to Pulmatrix in connection with the above transactions.

About Pulmatrix, Inc.

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE technology. The Company’s proprietary product pipeline is focused on advancing treatments for rare diseases, including PUR1900, a, inhaled anti-fungal for patients with cystic fibrosis (CF) as well as PUR1500, an inhaled product for the treatment of idiopathic pulmonary fibrosis. In addition, Pulmatrix is pursuing opportunities in major pulmonary diseases through collaboration with partners. This includes PUR0200, a branded generic in clinical development for chronic obstructive pulmonary disease (COPD), and other potential first-in-class treatments. Pulmatrix’s product candidates are based on iSPERSE, its proprietary dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

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FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Combined Company cautions that such statements involve risks and uncertainties that may materially affect the Combined Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the risk that the benefits from the proposed transaction may not be fully realized or may take longer to realize than expected; the ability to promptly and effectively integrate the businesses of Legacy Ruthigen and Legacy Pulmatrix; the reaction of the Combined Company’s customers, employees and counterparties to the transaction; diversion of management time on transaction-related issues; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital; and the ability to secure and enforce legal rights related to the Combined Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Combined Company, is set forth in the registration statement on Form S-4 filed by Legacy Ruthigen on April 15, 2015, as amended. The Combined Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Pulmatrix Contacts
Investors Tom Baker 617-532-0624 tbaker@pulmatrix.com	Media Kathryn Morris 845.635.9828 kathryn@theyatesnetwork.com